June 30, 2005

CERTIFIED MAIL
RETURN RECEIPT REQUESTED

Mr. Ronald B. Kinniburgh
123 Edgeland Road, NW
Calgary, Alberta
Canada T3A 2Y3

Dear Ron:

This letter shall confirm that Triangle Petroleum Corporation (the "Company") and you have agreed to rescind your purchase of the following securities which were sold to you on June 2, 2005 for an aggregate purchase price of $20,000: 2,000,000 shares of the Company’s common stock, par value $.00001 per share (the “Common Stock”).

The price at which the Company will rescind the afore-mentioned purchase of the Common Stock shall be $.01 per share, or an aggregate purchase price of $20,000.

Please execute the enclosed duplicate copy of this letter, indicating your agreement with the terms and conditions set forth above, and return the executed letter to the Company in the enclosed postage paid, pre-addressed return envelope, together with the certificate representing the 2,000,000 shares of the Company’s Common Stock duly endorsed for transfer to the Company. We will then forward you a check in the amount of $20,000.

Very truly yours,

TRIANGLE PETROLEUM CORPORATION

By: /s/ Mark Gustafson____________________
Mark Gustafson
President

I accept the Company’s offer to rescind my purchase of the Common Stock as set forth above.

/s/ Ronald B. Kinniburgh_________
Ronald B. Kinniburgh